Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 USA	Maximillian Marcy Investor Relations +1 651-236-5062 Kimberlee Sinclair Global Communications +1 651-236-5823

NEWS	For Immediate Release	September 4, 2017

H.B. Fuller Announces Agreement to Acquire Royal Adhesives & Sealants

$1.575 billion acquisition expected to create significant shareholder value while enhancing 2020 plan

ST. PAUL, Minn. (September 4, 2017) – H.B. Fuller Company (NYSE: FUL) announced today that it has signed an agreement to purchase Royal Adhesives & Sealants, a leading manufacturer of high-value specialty adhesives and sealants. This business consistently delivers industry-leading growth rates, EBITDA margins, and free cash flow that are expected to enhance H.B. Fuller’s position as a global leader in the adhesives industry.

“This accretive acquisition accelerates realization of our 2020 strategic objective to focus and grow in engineering adhesives and other highly specified market segments, while exceeding our targeted cash flow, EPS and EBITDA margin targets,” says H.B. Fuller President and Chief Executive Officer Jim Owens. “With Royal’s strong customer relationships and experienced team, we will add depth and breadth to our portfolio. Royal’s complementary offerings will expand our presence in North America, Europe and China, and add new technology and capabilities. We have identified $35 million in cost synergies and $15 million in growth synergies that we expect to realize over the next three years as a result of merging these two great adhesives businesses. Upon closing the transaction, H.B. Fuller will be a company with nearly $2.9 billion in revenue, focused on profitable growth in attractive engineering, durable assembly, and construction adhesives markets.”

Royal is expected to generate approximately $650 million in revenue and $138 million in adjusted EBITDA for H.B. Fuller’s fiscal year 2017. The company operates 19 manufacturing facilities in 5 countries, and employs approximately 1,500 people globally.

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The agreed upon purchase price is $1,575 million, subject to customary adjustments. H.B. Fuller intends to finance the transaction through new debt financing.

H.B. Fuller has previously announced specific financial goals for organic growth, cash flow and EBITDA margin improvement in the company’s 2020 strategic plan and believes this acquisition will support acceleration and over performance relative to these objectives. Royal is a highly respected supplier of industrial adhesives in a diverse set of end markets, including aerospace, transportation, commercial roofing, insulating glass, solar, packaging and flooring applications. With this acquisition, H.B. Fuller will gain product technology and add people and skills that will result in a more capable and dynamic company for customers and employees. H.B. Fuller remains committed to maintaining its current dividend and rapid deleveraging using the significant free cash flow it expects to have available for this purpose.

Subject to customary closing conditions and regulatory approvals, the transaction is expected to close as soon as October of 2017. Morgan Stanley & Co. LLC is acting as H.B. Fuller’s sole financial advisor in relation to this acquisition, and Faegre Baker Daniels LLP is acting as H.B. Fuller’s legal counsel. H.B. Fuller is acquiring Royal from affiliates of American Securities LLC, based in New York with an office in Shanghai.

H.B. Fuller will host a conference call to review this announcement at 8:30 a.m. U.S. Central (9:30 a.m. Eastern) on September 5, 2017. The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the Investor Relations section. The conference also call can be accessed by dialing 888-394-8218 or +1-719-325-2226 for international callers. The access code is 5132943. The event is scheduled to last for one hour. For those unable to listen live, an audio replay of the event, along with the accompanying presentation, will be archived on the company’s website.

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About H.B. Fuller Company:

For 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2016 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in

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electronics, disposable hygiene, medical, transportation, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.

About Royal Adhesives & Sealants

Royal Adhesives & Sealants is a global developer and manufacturer of proprietary, high-performance adhesives and sealants. Headquartered in South Bend, Indiana, Royal offers a broad range of specialty formulated products designed to solve complex bonding, laminating and sealing applications across a diverse range of markets including aerospace and defense, construction, specialty packaging, automotive and industrial. The company offers a broad spectrum of customized thermosetting epoxy and urethane, solvent-based and water-based technologies to meet the most demanding adhesive and sealant applications. For additional information on Royal, please visit www.royaladhesives.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all, the risk that conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied, and the risk that the transaction may be terminated in circumstances requiring us to pay the $78.75 million termination fee; the transaction may involve unexpected costs, liabilities or delays; our business or stock price may suffer as a result of uncertainty surrounding the transaction; we may be unable to secure the financing necessary for the transaction on favorable terms, or at all; the substantial amount of debt we would incur to finance our acquisition of Royal, our ability to repay or refinance it or incur additional debt in the future, our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock, and the effect of restrictions to be contained in our debt agreements that limit the discretion of management in operating the business or ability to pay dividends; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; we may be unable to achieve expected synergies and operating efficiencies from the transaction within the expected time frames or at all; we may be unable to successfully integrate Royal’s operations into our own, or such integration may be

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more difficult, time consuming or costly than expected; following the transaction, revenues may be lower than expected, and operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; the outcome of any legal proceedings related to the transaction; risks that the pending transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the pending transaction; the ability to effectively implement Project ONE; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing for the fiscal year ended December 3, 2016. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.